Exhibit 99.1
Joint Filer Information

Date of Event Requiring Statement:	December 30, 2009

Issuer Name and Ticker or Trading Symbol:	Anika Therapeutics Inc. [ANIK]

Designated Filer:	Fidia Farmaceutici S.p.A.

Other Joint Filers:	P&R S.p.A.
Fiore Holding S.r.l.

Addresses:	P&R S.p.A.
Via Milano n. 186
Garbagnate Milanese (MI), Italy
CAP 20024

Fiore Holding S.r.l.
Via Principe Amedeo n. 3
Milano (MI), Italy
CAP 20121

Signatures:	P&R S.p.A.

Dated: 1/8/2010
By: /s/ Carlo Pizzocaro
Name: Carlo Pizzocaro
Title: Managing Director

Fiore Holding S.r.l.

By: /s/ Francesco Pizzocaro
Name: Francesco Pizzocaro
Title: Chairman